Exhibit 99


For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586


               CONGOLEUM CORPORATION REPORTS FIRST QUARTER RESULTS


MERCERVILLE, NJ, MAY 9, 2006 - Congoleum Corporation (AMEX: CGM) today reported its financial results for the first quarter ended March 31, 2006. Sales for the three months ended March 31, 2006 were $57.2 million, compared with sales of $57.6 million reported in the first quarter of 2005, a decrease of 0.7%. Net income for the quarter was $211 thousand, versus a net loss of $352 thousand in the first quarter of 2005. Net income per share was $.03 in the first quarter of 2006 compared with a net loss of $.04 per share in the first quarter of 2005.

Roger S. Marcus, Chairman of the Board, commented, "Our net results for the first quarter of 2006 were profitable compared to a loss for the same period last year, despite slightly lower sales. This was achieved in spite of our largest distributor reducing its inventories of our products by $3.2 million in the first quarter of this year as part of an overall inventory reduction program. Had they held inventories level, or increased them as they did in the first quarter last year, our sales and profits would have been significantly better. Our results also continue to suffer from the cumulative impact of higher raw material and energy costs, which have yet to be fully recovered in our selling prices. On the positive side, our operating expenses in the quarter were well below year ago levels, reflecting the success of cost reduction programs we instituted after the first quarter last year."

"We remain focused on controlling costs and improving efficiencies. If raw material pricing can at least remain steady and our distributors do not further reduce their inventories, I am cautiously optimistic that results for the balance of 2006 will be better than 2005."

Mr. Marcus continued, "We continue to press ahead with our reorganization. A hearing is scheduled for June 8 to consider the disclosure statement for our new reorganization plan; assuming it is approved we will proceed to solicit acceptances shortly thereafter. In the meantime, we continue to make progress with insurance settlements. During the month of April, we reached two new settlements which will provide another $26 million to the trust for asbestos claimants, bringing our total settlement pool to over $190 million. Additional settlement discussions are underway, and I am hopeful we are building momentum to obtain confirmation of our plan later this year."

On December 31, 2003, Congoleum Corporation filed a voluntary petition with the United States Bankruptcy Court for the District of New Jersey (Case No. 03-51524) seeking relief under Chapter 11 of the United States Bankruptcy Code as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements. Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for the Company for asbestos-related claims,
(iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and to obtain exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval (including the results of any relevant appeals) of any reorganization plan pursued by Congoleum and the court overruling any objections to the plan that may be filed, (ix) compliance with the United States Bankruptcy Code, including
Section 524(g), (x) costs of, developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the extent to which Congoleum is able to obtain reimbursement for costs of the coverage litigation, (xii) the possible adoption of another party's plan of reorganization which may prove to be unfeasible,
(xiii) developments in, and the outcome of, proposed federal legislation that, if adopted, would establish a national trust to provide compensation to victims of asbestos-related injuries that would be funded by assessments against companies with asbestos-related liabilities such as Congoleum, (xiv) increases in raw material prices or disruption in supply, (xv) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xvi) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xvii) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xviii) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xix) product warranty costs, (xx) changes in distributors of Congoleum's products, (xxi) Congoleum's interests may not be the same as its controlling shareholder American Biltrite Inc., (xxii) possible future sales by ABI could adversely affect the market for Congoleum's stock, and (xxiii) the potential impact if the Company is unable to maintain its listing on the American Stock Exchange. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of its plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2005 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

                              CONGOLEUM CORPORATION

                              RESULTS OF OPERATIONS

                    (In thousands, except per share amounts.)

                                   (Unaudited)

                                                             For the Three
                                                              Months Ended
                                                               March 31,
                                                         ----------------------
                                                           2006          2005
                                                         --------      --------

Net Sales ..........................................     $ 57,237      $ 57,630
Cost of Sales ......................................       43,960        43,969
Selling, General & Administrative Expenses .........       10,396        11,733
                                                         --------      --------

Income from Operations .............................        2,881         1,928

Interest Expense, net ..............................       (2,577)       (2,402)
Other Income (Expense) .............................          (42)          122
                                                         --------      --------
Net Income (Loss) before taxes .....................     $    262      $   (352)
Provision for Taxes ................................           51            --
                                                         --------      --------
Net Income (Loss) ..................................     $    211      $   (352)
Net Income / (Loss) Per Share, Basic ...............     $   0.03      $  (0.04)
                                                         ========      ========
Net Income / (Loss) Per Share, Diluted .............     $   0.03      $  (0.04)
                                                         ========      ========

Weighted Average Number of Common Shares
Outstanding - Basic ................................        8,271         8,261
                                                         ========      ========
Weighted Average Number of Common Shares
Outstanding - Diluted ..............................        8,321         8,261
                                                         ========      ========

ADDITIONAL FINANCIAL INFORMATION:

Capital Expenditures ...............................     $    502      $    854

Depreciation and Amortization ......................     $  2,661      $  2,845

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                             CONDENSED BALANCE SHEET

                                 (In thousands)


                                                        March 31,   December 31,
                                                          2006          2005
                                                       ---------     ---------
                                                      (unaudited)
ASSETS:
Cash and cash equivalents ........................     $  14,659     $  24,511
Restricted cash ..................................        12,118        11,644
Accounts receivable, net .........................        22,837        17,092
Inventories ......................................        38,501        34,607
Other current assets .............................        39,209        36,874
                                                       ---------     ---------
Total current assets .............................     $ 127,324     $ 124,728

Property, plant & equipment (net) ................        71,144        73,207
Other assets (net) ...............................         9,328         9,412
                                                       ---------     ---------
Total assets .....................................     $ 207,796     $ 207,347
                                                       =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable, accrued liabilities and
deferred income taxes ............................     $  59,389     $  63,317
Revolving credit loan - secured debt .............        11,290         9,404
Liabilities subject to compromise - current ......        26,660        23,990
                                                       ---------     ---------
Total current liabilities ........................        97,339        96,711

Liabilities subject to compromise ................       138,416       138,861
Long term debt ...................................            --            --
Other liabilities ................................        16,735        16,735
                                                       ---------     ---------
Total liabilities ................................     $ 252,490     $ 252,307

Stockholders' equity (deficit) ...................       (44,694)      (44,960)
                                                       ---------     ---------

Total liabilities and stockholders' equity .......     $ 207,796     $ 207,347
                                                       =========     =========